Exhibit 99.1

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS: SELECTED METRICS

(in thousands) (Unaudited)

	As of December 31,
	2020	2019
Selected Balance Sheet Data:
Cash, Cash Equivalents and Investments	$151,103	$263,327
Total Assets	267,252	337,021
Unpaid Claims	103,976	77,886
Notes and securities payable, net of discount and deferred issuance costs	106,413	57,917
Warrants Payable	97,782	17,672
Total Liabilities	387,888	377,811
Convertible Preferred Stock	447,747	447,747
Total stockholders’ deficit	(568,383)	(488,537)

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands) (Unaudited)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Revenues:
Premiums earned, net (Net of ceded premiums: fourth quarter ended 2020: $216; fourth quarter ended 2019: $132; 2020: $599; 2019: $832)	$164,598	$113,377	$665,698	$456,926
Other income	885	506	4,214	801
Investment income, net	750	1,392	2,976	4,539

Total revenues	166,233	115,275	672,888	462,266

Expenses:
Net medical claims incurred	179,928	113,204	590,468	450,645
Salaries and benefits	13,917	17,801	71,256	91,626
General and administrative expenses	40,646	29,161	120,444	94,757
Premium deficiency reserve (benefit) expense	(771)	14,726	(17,128)	7,523
Depreciation and amortization	142	117	555	551
Other expense	—	84	—	363

Total expenses	233,862	175,093	765,595	645,465

Loss from operations	(67,629)	(59,818)	(92,707)	(183,199)
Change in fair value of warrants expense	48,425	984	80,328	2,909
Interest expense	10,430	7,518	35,990	23,155
Amortization of notes and securities discount	6,183	5,872	21,118	15,913
(Gain) loss on derivative	(51,086)	4,479	(138,561)	138,561

Net loss	$(81,581)	$(78,671)	$(91,582)	$(363,737)

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